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                                                                      EXHIBIT 12

                   GATX FINANCIAL CORPORATION AND SUBSIDIARIES
         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                        (IN MILLIONS, EXCEPT FOR RATIOS)


                                                          THREE MONTHS ENDED
                                                               MARCH 31
                                                         ----------------------
                                                           2003          2002
                                                         --------      --------

EARNINGS AVAILABLE FOR FIXED CHARGES:
    INCOME FROM CONTINUING OPERATIONS BEFORE
             CUMULATIVE EFFECT OF ACCOUNTING CHANGE      $   12.5      $   27.8

    Add (deduct):
        Income taxes                                          7.0          16.4
        Share of affiliates' earnings, net of
          distributions received                            (14.0)        (12.7)
        Interest on indebtedness and amortization of
          debt discount and expense                          49.8          50.6
        Portion of rents representative of interest
          Factor (deemed to be one-third)                    16.0          14.1
                                                         --------      --------

    TOTAL EARNINGS AVAILABLE FOR FIXED CHARGES           $   71.3      $   96.2
                                                         ========      ========

Fixed Charges:
        Interest on indebtedness and amortization of
          debt discount and expense                      $   49.8      $   50.6
      Capitalized interest                                    1.5           3.9
      Portion of rents representative of interest
          Factor (deemed to be one-third)                    16.0          14.1
                                                         --------      --------

    TOTAL FIXED CHARGES                                  $   67.3      $   68.6
                                                         ========      ========

Ratio of earnings to fixed charges (a)                       1.06x          1.40x


(a) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and one-third (the proportion deemed representative of the interest factor) of operating lease expense. "Earnings" consist of consolidated income from continuing operations before income taxes and fixed charges, less share of affiliates' earnings, net of distributions received.